Exhibit 16.1

June 9, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 9, 2017, of CHS Solutions, Inc. and are in agreement with the statements contained in paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP